                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              Amendment No. 3



Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[x] Preliminary Proxy Statement
[ ] Confidential,for Use of the Commission Only (as permitted by
    Rule 14A-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        On-Point Technology Systems, Inc.
                (Name of Registrant as Specified In Its Charter)

                                      N.A.
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

            1)   Title of each class of securities to which transaction applies:

            ....................................................................

            2)   Aggregate number of securities to which transaction applies:

            ....................................................................

            3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            ....................................................................

            4)   Proposed maximum aggregate value of transaction:

            ....................................................................

            5)   Total fee paid:

            ....................................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            1)    Amount Previously Paid:.......................................
            2)    Form, Schedule or Registration Statement No.:.................
            3)    Filing Party:.................................................
            4)    Date Filed:...................................................

                         ON-POINT TECHNOLOGY SYSTEMS, INC.
                       1370 W. SAN MARCOS BLVD., SUITE 100
                          SAN MARCOS, CALIFORNIA 92069
                                 (760) 510-4900

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                  MAY 14, 2001



      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of On-Point Technology Systems, Inc., a Nevada corporation (the "Company"), will be held at the offices of the Company, 1370 W. San Marcos Blvd., Suite 100, San Marcos, California 92069 on Monday, May 14, 2001, at 3:00 P.M. local time, for the purpose of considering and acting upon the following matters:


      (1) The approval of the Asset Purchase Agreement dated February 23, 2001, between the Company and Interlott Technologies, Inc. and the transactions contemplated by the asset purchase agreement;

      (2) The approval of an amendment to the Company's articles of incorporation to change the name of the Company to Global ePoint, Inc.


      The board of directors of the Company has fixed the close of business on March 19, 2001, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the meeting.


      The enclosed proxy statement contains information pertaining to the matters to be voted on at the special meeting.

                                              By order of the board of directors

                                                     Frederick Sandvick
                                                     Chairman of the Board

San Marcos, California
May 4, 2001

THE MATTERS BEING VOTED ON AT THE SPECIAL MEETING ARE IMPORTANT TO THE COMPANY, AND THE APPROVAL OF THE CHANGE OF NAME REQUIRES THE APPROVAL OF THE HOLDERS OF A MAJORITY OF OUR COMMON STOCK. IN ORDER THAT YOUR VOTE IS COUNTED AT THE SPECIAL MEETING, PLEASE EXECUTE, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING IF THE PROXY IS REVOKED IN THE MANNER SET FORTH IN THE PROXY STATEMENT.

                        ON-POINT TECHNOLOGY SYSTEMS, INC.

                                 PROXY STATEMENT

                         SPECIAL MEETING OF STOCKHOLDERS

                               GENERAL INFORMATION


      The accompanying proxy and this proxy statement are furnished in connection with the solicitation by the board of directors of On-Point Technology Systems, Inc., a Nevada corporation, of proxies for use at a special meeting of stockholders to be held at our executive offices, 1370 W. San Marcos Blvd., Suite 100, San Marcos, California 92069, on Monday, May 14, 2001 at
3:00 P.M. or at any adjournment thereof. We are mailing this proxy statement and the related proxy to stockholders on or about May 4, 2001. At the special meeting, you will be asked to (a) approve the asset purchase agreement dated February 23, 2001, between us and Interlott Technologies, Inc. and the transactions contemplated by the asset purchase agreement, and (b) approve an amendment to the Company's articles of incorporation to change our name to Global ePoint, Inc. There are no other matters to be voted upon at the special meeting.


      We encourage you to review the detailed discussion presented in this proxy statement and either return the completed and executed proxy or attend the special meeting.

RECORD DATE; OUTSTANDING SHARES; VOTING RIGHTS AND PROXIES

      Stockholders of record at the close of business on March 19, 2001, which is the record date for the special meeting, are entitled to notice and to vote at the special meeting. As of the close of business on the record date, we had 4,305,585 shares of common stock outstanding. You are entitled to one vote for each share you owned of record on the record date.


      We require the presence in person or by proxy of holders of a majority of the shares of common stock that were outstanding on the record date, which is 2,152,793 shares, in order to conduct the special meeting. If you file a proxy or attend the special meeting, your shares are counted as being present at the special meeting for purposes of determining whether there is a quorum, even if you abstain from voting on all matters. The vote required for approval of the proposals is set forth in the discussion of each proposal.


      You are requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that your shares are voted at the special meeting. If you return a signed proxy, you may still attend the special meeting and vote in person. If you give a proxy, you have the right to revoke it at any time before it is exercised by executing and returning a proxy bearing a later date, by giving us written notice that you have revoked your proxy or by attending the special meeting and voting in person. There is no required form for a proxy revocation. All properly executed proxies not revoked will be voted at the special meeting in accordance with the stockholders' instructions.

      If a proxy is signed and returned, but no specification is made with respect to any or all of the proposals listed therein, the shares represented by such proxy will be voted for both of the proposals. Abstentions and broker non-votes are not counted as votes "for" or "against" a proposal, but where the affirmative vote on the subject matter is required for approval, abstentions and broker non-votes are counted in determining the number of shares present or represented.

VOTING AGREEMENT

      Mr. Frederick Sandvick, who is our chairman of the board and chief executive officer, has agreed to vote his shares of common stock in favor of the asset purchase agreement. On the record date, Mr. Sandvick owned 163,334 shares of common stock, representing 4.0% of our outstanding common stock.

NO RIGHTS OF APPRAISAL

      Under Nevada law, you have no rights of appraisal or dissenters rights with respect to the sale of our lottery assets pursuant to the asset purchase agreement.

INFORMATION CONCERNING US


      Our corporate name is On-Point Technology Systems, Inc. The address and telephone number of our executive offices are 1370 West San Marcos Blvd, Suite 100; San Marcos, California 92069, telephone (760) 510-4900.


COST OF SOLICITATION

      We will bear the costs of soliciting proxies. We may solicit proxies by mail, and our directors, officers and employees may solicit proxies by mail, telecopier, telephone or personal interview. They will not receive any additional compensation for these services. We will request that brokers and other custodians, nominees and fiduciaries forward proxy material to the beneficial holders of the common stock held of record by such persons, where appropriate, and will, upon request, reimburse them for their reasonable out-of-pocket expenses.


                              SUMMARY TERM SHEET


      The following is a summary of the terms of the asset purchase agreement and the related on-line technology license agreement, which are described in more detail under the caption "Approval of the Asset Purchase Agreement."


         We will sell to Interlott all of the assets that relate to our lottery business, including all of our lottery contracts. See "Approval of the Asset Purchase Agreement - Terms of the Asset Purchase Agreement."


         We will retain the assets that relate to our non lottery activities and the rights to continue with proposed on-line lottery development.


         Interlott placed a $1.5 million deposit into escrow, which will be payable to us if Interlott fails to close solely as a result of its failure to obtain financing or because of dissatisfaction with the results of its due diligence investigation after the date of the asset purchase agreement. See "Approval of the Asset Purchase Agreement - Closing Conditions."

         We will receive $13.5 million, subject to adjustment, at the closing. See "Approval of the Asset Purchase Agreement - Terms of the Asset Purchase Agreement" and "Approval of the Asset Purchase Agreement - Adjustments to the Purchase Price; Deferred Payments and Earnout."

         We will receive up to an additional $9.0 million, subject to adjustment, of deferred payments during the five years following the closing. See "Approval of the Asset Purchase Agreement - Adjustments to the Purchase Price; Deferred Payments and Earnout."

         We have an earn-out pursuant to which we may receive up to an additional $6.0 million, depending on revenue generated by Interlott from the marketing of our lottery products. See "Approval of the Asset Purchase Agreement - Adjustments to the Purchase Price; Deferred Payments and Earnout."

         We have indemnity obligations in the event that Interlott sustains damages as a result of a breach by us of our representations and warranties in the asset purchase agreement. With some exceptions, our liability for breach of our representations and warranties is limited to $2.0 million plus any amount that may be due pursuant to the deferred payment and the earnout. See "Approval of the Asset Purchase Agreement - Indemnification Provisions."

         We will retain the nonexclusive right to market (but not manufacture) products utilizing our on-line lottery technology. See "Approval of the Asset Purchase Agreement - On Line Technology Agreement."

         Interlott will have the right to manufacture products using the on-line lottery technology. See "Approval of the Asset Purchase Agreement - On Line Technology Agreement."

         We will receive certain royalties from both the sale of products using the on-line lottery technology and the use of the on-line technology by lotteries. See "Approval of the Asset Purchase Agreement - On Line Technology Agreement."

         We will agree that we will not compete with Interlott with respect to the lottery business. See "Approval of the Asset Purchase Agreement - Noncompetition Agreement."

         Frederick Sandvick agreed to vote his shares in favor of the asset purchase agreement.


                     BENEFICIAL OWNERSHIP OF SECURITIES AND
                         SECURITY HOLDINGS OF MANAGEMENT

      The following table and discussion provides information as to the shares of common stock beneficially owned on February 23, 2001 by the chief executive officer and each of our directors. At February 23, 2001, we knew of no holder of 5% or more of our common stock. No officer earned compensation of $100,000 or more during 2000.


      NAME AND ADDRESS                                   SHARES       PERCENT

      Frederick Sandvick                                 950,001       19.3%
      John Olbrich                                        83,889        2.0%
      Keith Cannon                                        73,067        1.8%
      Michael Carlton                                       --           --
      Gordon Graves                                         --           --
      All present  directors and officers as a group   1,180,201       23.8%
      (seven individuals)

      Each of the persons listed has the sole right to vote and dispose of the shares except as described in the following discussion.

      The number of shares owned by our directors and officers shown in the table includes shares of common stock which are issuable upon exercise of options and warrants that are exercisable at February 23, 2001 or will become exercisable within 60 days after that date. Set forth below is the number of shares issuable upon exercise of those options and warrants for those of our directors and the officers named in the table of beneficial ownership who hold exercisable options and warrants.




     NAME                                       SHARES
     ----                                       ------
     Frederick Sandvick                         786,667(1)
     John Olbrich                                16,667
     All officers and directors as a group      819,945
                                                =======



[1] Mr. Sandvick's options and warrants include 620,000 shares of common stock issuable upon exercise of options held by him and 166,667 shares of common stock issuable upon exercise of warrants held by Vanguard Strategies, Inc., of which Mr. Sandvick is president and principal stockholder.


                   APPROVAL OF THE ASSET PURCHASE AGREEMENT


      On February 23, 2001, we entered into the asset purchase agreement with Interlott. The following is a summary of the asset purchase agreement. The full text of the asset purchase agreement is included as an exhibit to our Form 8-K, with an event date of February 23, 2001. A copy of the Form 8-K and the exhibits to the Form 8-K, will be provided without charge to any stockholder. For information as how to request a copy of the Form 8-K or the exhibits, see "Available Information." Our audited financial for 2000 and 1999 are included in Appendix A to this proxy statement.

TERMS OF THE ASSET PURCHASE AGREEMENT

      Pursuant to the asset purchase agreement, we are to sell to Interlott all of our lottery assets. These assets include:


      Our agreements with the lotteries in four states (Illinois, Missouri, New York and Virginia) and two foreign countries (France and Argentina) pursuant to which we lease and service high-security automated point of sale transaction vending terminals for the sale of instant-winner lottery tickets.


      Our contractual rights under our agreements with our distributors.

      Our inventory and equipment relating to the lottery assets.

      Our accounts receivables relating to the lottery business.

      Our intellectual property rights relating to the lottery business, including our patents, our trademarks and the name "On-Point."

      Our leases for our facilities relating to the lottery business, but not the lease for our corporate headquarters.

      In consideration for the transfer of the lottery assets, Interlott is to pay us:

      $13.5 million, subject to adjustment, at the closing.

      A deferred payment of $9.0 million, subject to adjustment, payable over a five-year period.

      An earnout of up to $6.0 million, based on Interlott's revenue from the sale of our lottery products.

      Interlott has agreed to assume our obligations that arise after the closing under the contracts that it assumes, but only to the extent that the obligations do not arise from a condition which existed on the closing date. We will continue to be responsible for those liabilities that existed on the closing date.


ADJUSTMENTS TO THE PURCHASE PRICE; DEFERRED PAYMENTS AND EARNOUT


      The $13.5 million payment that is due on the closing date is subject to upward or downward adjustment to the extent that our accounts receivables and inventory which are being transferred to Interlott at the closing date have a value which is either greater or less than $5.0 million. The adjustment is a dollar-for-dollar increase or reduction in the payment due on the closing date, based on a final audited balance sheet that will be prepared as of the closing date.



      Interlott has also agreed to pay us $9.0 million as a deferred payment. This deferred payment is payable at the rate of $150,000 per month during the five-year period commencing with the first full month following the closing. However, the amount of each payment to us is subject to adjustment. The asset purchase agreement sets forth benchmark gross profit levels from revenue derived from a combination of contract extensions and new orders from our existing lottery clients. These gross profit levels are cumulative from the beginning of the five-year period. We will receive the full $150,000 monthly payment only as long as Interlott's cumulative gross profit from these contract extensions or new contracts equals or exceeds the cumulative benchmark gross profit level. If the cumulative gross profit is less than the benchmark cumulative gross profit, the $150,000 payment is subject to reduction in accordance with a formula which is described in the following paragraph. If, during the five-year period when the deferred payment is being made, Interlott's gross profit from these sales subsequently reaches or exceeds the benchmark cumulative gross profit level, we will recover any previous reductions taken from the monthly payments. We cannot assure you that we will collect all or any significant portion of the $9.0 million deferred payment.

      The quarterly benchmark gross profit ranges from approximately $485,000 to $700,000 for the first twelve quarters and thereafter ranges from approximately $285,000 to $485,000. If the cumulative gross profit is less then the cumulative benchmark gross profit, the monthly deferred payment is reduced and the amount of the reduced monthly deferred payment is computed in accordance with the following formula:

Monthly deferred payment being calculated is equal to:

************          ************           ************          ************
*  Sum of                Buyer's *           * Benchmark               Sum of *
*  Benchmark          Cumulative *           * Cumulative            Deferred *
*  Deferred    TIMES       Gross *   MINUS   * Gross        TIMES    Payments *
*  Payments              Profits *           * Profits             Previously *
*                                *           *                        Payable *
************          ************           ************          ************
-------------------------------------------------------------------------------
                                  (DIVIDED BY)
                       Benchmark Cumulative Gross Profits

      Interlott also agreed to pay us an earnout of a maximum of $6.0 million. The earnout is payable in two stages during the five years following the closing date. In the first stage, for which the maximum earnout is $3.0 million, we receive 10% of Interlott's gross revenue from new sales and leases of PlayPoint, CounterPoint and other of our lottery equipment. The second stage begins after we have received $3.0 million from Interlott's gross revenue from these products. In the second stage, we are entitled to 10% of Interlott's gross revenue only from new sales and leases of CounterPoint products during the remainder of the five-year period. If Interlott generates revenue from these products and the revenue is used in the calculation of the deferred payment, which is described in the previous paragraphs, we are not entitled to a payment under the earnout from that revenue.


ON LINE TECHNOLOGY AGREEMENT

      Pursuant to the asset purchase agreement, we will transfer to Interlott our patents and technology relating to our on-line technology. At the closing we will enter into an on-line technology agreement, pursuant to which:


      We retain the nonexclusive perpetual royalty-free right to sell, lease, license, market, distribute or otherwise deal with, but not manufacture, our on-line technology which is based on claims included in the patents for on-line technology which we are transferring to Interlott. This technology relates to the enhancement of instant ticket dispensing machines in order to enable the point of sale automated on-line activation and validation of instant winner lottery tickets.


      Interlott also has the right to market the on-line technology and will be the exclusive manufacturer of products incorporating the on-line technology.


      Interlott is to pay us a royalty based on Interlott's gross profit generated from the sale or lease of products that utilize the on-line technology. The percentage royalty payable by Interlott ranges from 2.0% to 7.0%, depending on Interlott's gross margin from those products. The royalty rate starts at 2.0% payable on the first order of up to 3,500 units where Interlott's gross margin is 25.0%, with increases as the gross margin increases to a royalty of 7.0% on all sales where the gross margin is 40.0%.


      Interlott is to agree not to activate the technology on any products unless the end users agree to pay us a royalty equal to one-half of one percent of revenue derived from the use of the on-line technology.

RIGHT TO CONSIDER SUPERIOR PROPOSAL


      The asset purchase agreement prohibits us from engaging in negotiations with respect to any transaction which would have an adverse effect upon our ability to complete the sale of assets pursuant to the asset purchase agreement. The agreement does, however, give the board of directors the right, during the 30 day period following the execution of the asset purchase agreement, to consider an unsolicited proposal from a third party to acquire us or the lottery business assets. If our board accepts a superior proposal, either we or Interlott may terminate the asset purchase agreement, in which event we are required to make a $1.5 million payment to Interlott. If either we or Interlott terminate the agreement as a result of our acceptance of a superior proposal, the $1.5 million payment is due in immediately available funds at the time of the termination of the asset purchase agreement.

      During the 30-day period during which we had the right to consider a superior proposal, our directors had a duty to consider any proposal which might be more favorable to us and our stockholders than the sale of the lottery assets to Interlott pursuant to the asset purchase agreement. Our directors would be required to consider such factors as the amount and nature of the consideration, an evaluation of the likelihood that we would be able to receive any contingent consideration, the nature of the closing conditions and whether there was likely to be any problems in satisfying any closing conditions, the payment of the break-up fee to Interlott, whether we would be able to continue in business after the sale, the tax consequences to us and our stockholders and the payment we would be required to make to interlott pursuant to the asset purchase agreement.

      The 30-day period during which we may consider a superior proposal expired on March 25, 2001, and we did not receive any superior proposal during that period.

      Except for the $1.5 million fee in the event we accept a superior proposal, there are no other provisions for our payment of a break-up fee, except for a $1.5 million payment by Interlott to us in the event Interlott fails to close for reasons described under "Approval of the Asset Purchase Agreement - Closing Conditions."


NONCOMPETITION AGREEMENT

      At the closing we and Mr. Frederick Sandvick are to enter into an agreement not to compete with Interlott during the five-year period following the closing. The noncompetition agreement does not, however, prohibit us or Mr. Sandvick from owning or operating lotteries.

INDEMNIFICATION PROVISIONS

      Pursuant to the asset purchase agreement, we make representations and warranties concerning our financial statements, the operation of our business, the property, including intellectual property, owned by us, our compliance with applicable law and agreement to which we are a party and other matters relating to our business. With certain exceptions, our maximum liability to Interlott in the event that Interlott incurs any damages as a result of our breach of the representations and warranties is limited to $2.0 million from the payment made at closing. There is no limit to the potential amount that can be offset against the deferred payment or earnout.

CLOSING CONDITIONS


      The closing of the agreement is contingent upon satisfaction of closing conditions, including the absence of any material adverse change in our business and our delivery of opinions of counsel and an officer's certificate, the release of liens on the assets being sold to Interlott and stockholder approval of the asset purchase agreement. Each party has the right to waive any of the conditions to its obligation to close. The agreement requires us to obtain any necessary consents to the transfer of our lottery contracts. The consent requirement and the status of our efforts to obtain such consents is described under "Approval of the Asset Purchase Agreement - Approval of Transfer of Contracts by Lottery Agencies."


      The asset purchase agreement gives Interlott the ability to terminate the agreement if it does not obtain financing for the acquisition or if, as a result of its due diligence subsequent to the execution of the asset purchase agreement, it elects not to proceed. However, we will receive the $1.5 million escrow deposit if:

      Interlott terminates the asset purchase agreement solely because of its dissatisfaction with its due diligence investigation as long as we have provided Interlott with the opportunity to conduct due diligence as required by the asset purchase agreement.

      Interlott terminates the asset purchase agreement solely because of its not having obtained financing satisfactory to it.

      Interlott terminates the asset purchase agreement solely for the two reasons described above.


      In addition, either we or Interlott may terminate the asset purchase agreement, without penalty, if the closing has not occurred by June 1, 2001.


APPROVAL OF TRANSFER OF CONTRACTS BY LOTTERY AGENCIES

      Our lottery contracts are with state lottery agencies in Illinois, Missouri, New York and Virginia, and with the foreign lottery agency in France and the prime contractor for the lottery agency in Argentina. The assignment of the state lottery contracts pursuant to the asset purchase agreement requires the consent of the agency. Our failure to obtain necessary consent may impair our ability to complete the sale. As of the date of this proxy statement, we have received the consents from the lottery agencies in Illinois and New York, and we anticipate, but we cannot assure you, that we will receive the consents from Missouri and Virginia. Our contracts relating to the French and Argentine lotteries do not require consent to the transfer to Interlott.


LITIGATION INVOLVING US AND INTERLOTT


      We presently compete with Interlott for lottery business in the United States. There is presently pending one legal action between us and Interlott.


      On April 21, 2000, Interlott filed an action against us in the United States District Court, Southern District of Ohio. The action alleges that we breached a settlement agreement and mutual release dated May 30, 1991 with Interlott in that we were using elements of Interlott's technology in our new PlayPoint technology. We believe that Interlott's suit is without merit and are contesting it vigorously.


      In addition, on July 22, 1999, Interlott commenced an action in Clerk Circuit Court, Cole County, Missouri, against the Missouri State Lottery Commission seeking to enjoin the Commission from purchasing or leasing equipment from us pursuant to a contract that it awarded to us. Although we are not a defendant in this lawsuit, because we were awarded the contract that Interlott is seeking to have set aside, both we and Interlott are affected by its outcome. Since one of the assets which is being purchased by Interlott is the Missouri lottery contract, the consummation of the sale of our lottery assets will render this action moot.

      On February 13, 2001, we commenced an action in Superior Court of the Commonwealth of Massachusetts against the Massachusetts State Lottery
Commission seeking to enjoin the commission from purchasing equipment from Interlott pursuant to a contract that it awarded to Interlott. Although Interlott was not a defendant in this lawsuit, because Interlott was awarded the contract that we were seeking to have set aside, both we and Interlott would be affected by its outcome. We withdrew this action without prejudice prior to the execution of the asset purchase agreement.

FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTION

      Although we will realize gain on the sale of our lottery assets to Interlott, we believe that our federal income tax loss carryforwards are in excess of the amount of the gain. As a result, we anticipate that we will not incur any federal income tax liability as a result of the sale of our lottery assets. Our sale of our lottery assets will also not have any federal income tax effect upon you, as a stockholder.


DESCRIPTION OF THE LOTTERY BUSINESS

      Our lottery business involves the design, manufacture, sale, lease and servicing of high-security automated point-of-sale vending terminals for the sale of instant-winner lottery tickets. This equipment accepts bills of various denominations, provides a secure means of distributing the lottery tickets and provides the software that automatically accounts for lottery ticket sales and inventories. We have sold or leased this equipment to state and provincial governments primarily in the United States, Canada and Europe.

      We have three reportable business segments for the lottery business:

      Products - Instant lottery ticket vending and dispensing equipment.

      Financing - Lease programs for both operating and finance leases for our equipment.

      Service - Continuing service programs pursuant to which we provide the lotteries with services on the equipment that we sell.

      We have undergone a research and development program during the past three years to develop our next generation of lottery equipment. During 1999 and 2000 our research and development efforts were primarily directed towards the development of PlayPoint together with the associated development of our first counter-top dispenser, CounterPoint. PlayPoint features advanced electronic, software, communication and dispensing capabilities. We believe that our recently developed dispensing system, which will be incorporated into PlayPoint and CounterPoint, is the most advanced, space efficient and cost effective dispenser of instant tickets available. In addition, we designed the PlayPoint cabinet not only to generate increased impulse purchasing desires, but to comply with all established guidelines under the Americans with Disabilities Act. These products are completing beta testing and we have not deployed this equipment in any significant number, except for the beta tests. Pursuant to the asset purchase agreement, this equipment, including the related patents and other intellectual property rights, will be sold to Interlott.

      We have also obtained and developed proprietary technological concepts that can enable the development of central computer activated instant lottery tickets through automated despensing equipment. Further development is required to enable field application of this technology. Pursuant to the asset purchase agreement, we will retain the rights to develop and market this technology, but not manufacture products using this technology. See "The Asset Purchase Agreement - On-Line Technology Agreement."


OUR BUSINESS AFTER THE SALE OF THE LOTTERY ASSETS

      We are retaining the assets relating to our non-lottery activities, which are principally equipment and inventory associated with our debit card dispensing technology. We have not received any significant revenue from this part of our business during the past two years, primarily because our focus over those two years has substantially been on the development of our next generation lottery technology. Subsequent to the sale of the lottery assets, we will look to maximize value from this equipment and inventory. We also will retain other non-lottery proprietary technology, including certain non-lottery dispensing processes and our patented process of bill scanning.


      Our primary business strategy subsequent to the sale will be to continue our efforts in seeking new market opportunities that leverage our current know-how, contracts and management abilities and to develop our current markets of focus. Those markets include high-volume, cash-oriented transactions and on-line lotteries. With respect to high volume, cash oriented transactions, we have entered into an agreement, subject to completion of our due diligence, to acquire assets of a privately-held company that has developed public-access web-enabled systems but has not yet generated any revenue from operations. We believe the web-enabled systems will be beneficial to realizing our strategic plans to develop electronic solutions to this market. The assets that we would acquire include proprietary delivery systems, strategic arrangements for content delivery, contractual rights and equipment. In addition, we expect members of that company's management team to join our management team.


      If we consummate this transaction, we intend to seek to integrate these products with our existing business and technology in order to develop and market products for a number of high-volume, cash-oriented transactions, including bill payments, prepaid debt processes, and consumer entertainment programs. As of the date of this proxy statement, we had no obligation to acquire the assets. The web-enabled system developed by the selling company has not been deployed to any significant extent, and we cannot assure you that, if we acquire the assets, any revenue will be generated from this system. If we consummate the purchase, we will not pay any cash at closing, but will issue a new series of preferred stock, which is convertible into 1,000,000 shares of common stock only if both (a) revenue of $50 million is generated from certain placements of the seller's products through 2003 and
(b) we realize a 30% gross margin. The conversion rate is scaled down if lower revenue targets are met, and the preferred stock is redeemable by the Company for $1,000 if the revenue level is less than $10 million. Our obligation to make the purchase is subject to further due diligence, which is presently being conducted, and we cannot give any assurance that we will consummate the acquisition of these assets. If we consummate the transaction, the assets to be acquired would represent significantly less that 50% of our total assets at December 31, 2000, and the loss related to the assets to be acquired would represent significantly less than 50% of our loss for 2000.

      We are also looking to expand our presence in the on-line lottery market, both through our marketing of our on-line lottery concepts and technology and through other on line activities. In that regard, in November 2000, we signed an agreement with Victor Chandler International pursuant to which we agreed to promote each other's expertise while pursuing potential international projects. We are negotiating with Victor Chandler with respect to international projects which could use our technology and expertise; however, as of the date of this proxy statement, we have not entered into any agreement as a result of our agreement with Victor Chandler. Any project involving our operation of a lottery directly would require the negotiation of contractual rights and significant additional funding, and we may not be successful in our efforts to obtain such contracts or funding. Mr. Michael Carlton, who is one of our directors, is a managing director of the Victor Chandler Group.

      In November 2000, we raised $1.0 million from the sale of 666,666 shares of common stock at $1.50 per share. We believe that one of the purchasers, who purchased 50,000 shares for $75,000, is an affiliate of the Victor Chandler Group.


      Currently, substantially all of our revenue is derived from the sale or lease of our existing lottery products. We cannot assure you that we will be successful in generating revenue or income from our new and proposed business activities. We anticipate that our new and proposed activities may require additional financing. We have no commitments with respect to any financing, and we cannot assure you that we will be able to obtain any financing. Furthermore, any equity financing we are able to consummate may result in substantial dilution to our stockholders.

PRO FORMA FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements have been provided to show the effects on the financial statements of the sale of the lottery assets pursuant to the asset purchase agreement as if the disposition had been completed on the dates set forth below.

      The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes and assumptions. The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and contains estimates, such as transaction costs and projected balance sheet amounts for the transaction. Accordingly, the gain, if any, on the transaction as reflected in the unaudited pro forma condensed consolidated balance sheet is estimated. The pro forma condensed consolidated financial statements are not necessarily indicative of our operating results or financial position if the pending disposition had been completed on December 31, 2000, nor necessarily indicative of its future operating results or financial position.

      These pro forma condensed consolidated financial statements are based on, and should be read in conjunction with, our historical consolidated financial statements and the related notes thereto contained in our Annual Report on Form 10-KSB for the year ended December 31, 2000. We will provide you with a copy of our Form 10-KSB, without charge. See "Available Information" for information concerning how you can obtain a copy of our Form 10-KSB.

      We are not including separate unaudited financial statements for the lottery business since the lottery business accounted for more than 99% of our revenue in 2000 and approximately 95% of our revenue for 1999. Accordingly, we do not believe that separate financial statements for this division would be substantially different from our audited consolidated financial statements for those years, which are included in our Form 10-KSB for the year ended December 31, 2000.


          ON-POINT TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIES UNAUDITED
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2000
                      (in thousands, except per share data)



                                                      PRO FORMA
                                              ACTUAL  ADJUSTMENTS  PRO FORMA
       ----------------------------------------------------------------------
       Assets:
           Cash and cash equivalents             $139  $14,624 (a)   $14,263
                                                          (500)(b)
           Accounts receivable, net             1,406   (1,251)(c)       155
           Inventories                          5,907   (4,979)(c)       928
           Net investment in sales-type leases  1,189   (1,189)(c)
           Other current assets                    54       (5)(c)        49
       ----------------------------------------------------------------------
       Total current assets                     8,695    6,700        15,395
       ----------------------------------------------------------------------
       Plant, property and equipment, net         296     (112) (c)      184
       Net investment in sales-type leases      2,352   (2,352)
       Property under operating leases, net       601     (601) (c)
       Property, previously under lease
          agreement with Solutioneering, net    1,825                  1,825
       Other assets                             2,174   (1,166) (c)    1,008
       ----------------------------------------------------------------------
       Total assets                          $ 15,943   $2,469       $18,412
       ----------------------------------------------------------------------
       Liabilities and shareholders' equity
       ----------------------------------------------------------------------
       Accounts Payable                       $ 1,553                 $1,553
       Accrued expenses & current liabilities     467                    467
       ----------------------------------------------------------------------
       Total current liabilities                2,020                  2,020
       ----------------------------------------------------------------------
       Long-term debt                           5,766                  5,766
       ----------------------------------------------------------------------
       Shareholders' equity:
           Preferred stock                         --                     --
           Common stock                           129                    129
           Additional paid-in capital          34,125                 34,125
           Accumulated deficit                (26,097)  $2,469 (d)   (23,628)
       ----------------------------------------------------------------------
       Total shareholders' equity               8,157    2,469        10,626
       ----------------------------------------------------------------------
       Total liabilities and shareholders'
           equity                             $15,943   $2,469       $18,412
       ----------------------------------------------------------------------
       ----------------------------------------------------------------------
       Other Data:
           Book value per share                 $1.89
           Pro forma book value per share                              $2.47
           Pro forma cash and cash
              equivalents per share                                    $3.31
       ----------------------------------------------------------------------


Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet:

      The unaudited pro forma condensed consolidated balance sheet was prepared from the audited consolidated balance sheet of the Company as of December 31, 2000, as adjusted to show the effect of the sale of the lottery assets pursuant to the Asset Purchase Agreement as if the sale had been completed on December 31, 2000.

      Pro forma adjustments - The following adjustments have been made to the unaudited pro forma condensed consolidated balance sheet:

(a) To record the initial cash proceeds of $14,624,000 for the sale of the lottery assets. The asset purchase agreement provides for a cash payment at closing of $13,500,000, which is subject to upward or downward adjustment, based on a closing balance sheet, to the extent that our accounts receivables and inventory which are being transferred to Interlott at the closing date have a value which is either greater or less than $5.0 million. As of December 31, 2000, the estimated accounts receivable and inventory value was $6.124 million. The actual amount received will be based on the value of accounts receivable and inventory on the closing date, which may be either greater or less than the amount reflect on the pro forma balance sheet.

(b) To record estimated transaction and other related costs of approximately $500,000.

(c) To record the elimination of the net book value of the lottery assets sold of $11,655,000 in connection with the transaction.

(d) To record the estimated gain on the sale of the lottery assets. The following is the preliminary calculation of the estimated impact to the consolidated statement of operations from this transaction:

   Estimated cash proceeds                                      $ 14,624,000
   Less:  Estimated transaction and other related costs              500,000
          Estimated net book value of lottery assets disposed     11,655,000
                                                                  ----------
   Estimated gain                                                $ 2,469,000

      The above calculations are preliminary, subject to final determination of the net book value of the lottery assets to be disposed, the value of the accounts receivable and inventory and the transaction and other costs. Actual accounting adjustments related to the disposition may differ from the pro forma adjustments. The above calculation only includes the cash proceeds that would be received had the transaction been completed on December 31, 2000 and does not include any accrual of the deferred payments due to the Company over the five year period subsequent to the completion of the transaction, since such amounts are subject to downward adjustment if the contract extensions and new orders from our existing lottery clients do not meet certain specified gross profit levels. The above calculation also does not include any proceeds from the earnout.

      No provision for income taxes has been provided since the Company had an estimated $18 million net operating loss carryforward as of December 31, 2000.

     ON-POINT TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                      (in thousands, except per share data)


                                                      PRO FORMA
                                            ACTUAL   ADJUSTMENTS  PRO FORMA
 -------------------------------------------------------------------------------
 Revenues                                    $ 10,293   $10,257 (a)   $    36
 Cost of sales                                  8,586     8,219 (a)       367
 -------------------------------------------------------------------------------
 Gross profit(loss)                             1,707     2,038          (331)
 -------------------------------------------------------------------------------
 Operating expenses:
     Selling, general and administrative        2,176                   2,176
     Research and development                   1,061       1,054 (a)       7
--------------------------------------------------------------------------------
 Total operating expenses                       3,237       1,054       2,183
--------------------------------------------------------------------------------
 Loss from operations                          (1,530)        984      (2,514)
--------------------------------------------------------------------------------
 Other expenses (income):
     Interest expense                             739                     739
     Income related to merger termination,
        net                                      (406)                   (406)
     Stockholder class action settlement        1,000                   1,000
     Other                                        (39)                    (39)
--------------------------------------------------------------------------------
 Total other expenses                           1,294                   1,294
--------------------------------------------------------------------------------
 Net loss                                     $(2,824)    $   984     $(3,808)
--------------------------------------------------------------------------------
 Basic and diluted loss per share:
     Loss per share                           $ (0.78)    $ 0.27      $ (1.05)
--------------------------------------------------------------------------------
     Weighted average shares                    3,623                   3,623
--------------------------------------------------------------------------------



Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations:


      The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 are presented as if the sale of the lottery assets had been completed on January 1, 2000. Had the transactions occurred on January 1, 2000, the cash and cash equivalents generated as of January 1, 2000, net of estimated transaction and related costs, from the transaction would have been approximately $14,124,000. Although the results of operations related to the lottery assets comprised substantially all of the operations of the Company in 2000, only those operations that will be transferred in accordance with the asset purchase agreement have been eliminated in the pro forma adjustments shown above.


      In accordance with pro forma presentation guidelines of the SEC, the pro forma condensed consolidated statement of operations do not include the gain on the proposed asset sale. In addition, in accordance with pro forma presentation guidelines, the pro forma condensed consolidated statement of operations do not reflect estimated gains or income that could have been generated during the periods shown from the $14.1 million of net proceeds received or any deferred payments or earnout which we could receive under the continuing payment arrangements pursuant to the asset purchase agreement. The pro forma statement of operations does not reflect any reduction of debt and interest expenses, investments in other assets including short-term investment securities, or an investment in other business operations would likely have resulted and has not been reflected in these pro forma statements of operations.

      Further, in accordance with pro forma presentation guidelines, no reduction in selling, general and administrative costs has been reflected in these pro forma condensed consolidated statement of operations after the assumed disposition.

      Pro Forma Adjustments - The following adjustments have been made to the unaudited pro forma condensed consolidated statement of operations:

(a) To eliminate the historical results of operations for that portion of the Company's operations that will be transferred to Interlott pursuant to the asset purchase agreement. It is anticipated, in accordance with the agreement, that we would not transfer our corporate facilities, nor our selling, general and administrative operations.

FORWARD-LOOKING STATEMENTS


      This proxy statement contains forward-looking statements that address, among other things, our beliefs, plans and expectations with the development of our business following the sale of our lottery assets to Interlott. In addition to these statements, analyses and other information including words such as "seek," "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions are forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, the successful completion of proposed equity raises, which are necessary for us to implement our plans to develop new market opportunities, acceptance of our products and services in the marketplace, competitive factors, new products and technological changes, our successful entry into new markets, a favorable regulatory environment, our ability to obtain the rights to on-line and internet lotteries and our ability to generate income from such operations. Some or all of the results anticipated by the forward-looking statements will not occur as a result of various factors including, but not limited to, the risks described above and other risks detailed in the company's periodic filings with the Securities and Exchange Commission as well as general business and economic conditions.



HISTORY OF THE NEGOTIATIONS

      The following is a brief summary of our negotiations since January 2000 with respect to the sale of all of our business or our lottery business.

      In January 2000, after months of negotiations, we entered into a merger agreement with GTECH Corporation. Pursuant to the merger agreement, a wholly-owned subsidiary of GTECH would be merged into us. As a result, we would have become a wholly-owned subsidiary of GTECH, and each share of our common stock would become, at the time the merger became effective, the right to receive $3.00 and one-half share of a newly-formed subsidiary, of e-Point Technologies, Inc. This agreement was terminated in March 2000. Although we sought to negotiate a revised agreement with GTECH, we were unable to reach an agreement, and in July 2000, we and GTECH terminated our discussions with respect to a revised acquisition agreement.

      However, subsequent to the execution of the agreement with GTECH:

      An action was filed by a stockholder claiming, among other things, that the price for our common stock was too low and that the board of directors breached its fiduciary duties in reaching its agreement with GTECH at such a price, which was subsequently dismissed.

      We restated our prior year financial statements primarily to record leases of equipment to Solutioneering, Inc., a non-lottery customer in the prepaid phone card business that filed for bankruptcy protection during 1999 and was liquidated during 2000, as operating leases rather than sales-type leases.

      Certain class actions were commenced against us and some of our officers and directors, alleging violations of securities laws resulting from the restatement of our financial statements. We have reached a settlement agreement with the plaintiffs, and the settlement has been submitted to the court for its approval.

      The class actions and the settlement are discussed in more detail under the caption "Approval of the Asset Purchase Agreement - Recent Class Action Litigation."

      In connection with our agreement with GTECH, GTECH lent us $1.5 million, for which we issued our promissory note. In September 2000, we settled our obligations with GTECH by applying a $750,000 termination fee from GTECH against the principal amount of the note, which reduced the principal amount to $750,000, and GTECH extended the maturity date of the note to August 15, 2002.

      After realizing that we were not going to enter into an agreement with GTECH, we began to refocus our efforts on the strategic plans that we had developed prior to the proposed GTECH agreement. Those plans included the diversification and strengthening of our business through the development of electronic solutions for high volume cash-oriented transactions, the broadening of our overall lottery presence by finding and negotiating strategic relationships and the raising of additional capital required to proceed with our plans.

      On September 21, 2000, Mr. Frederick Sandvick, our chief executive officer, received a call from Mr. David Nichols, the chief executive officer of Interlott, which, among others, competes with us in the instant ticket lottery manufacturing and service business. Mr. Nichols said that he was interested in discussing the possibility of Interlott acquiring us. We began a dialogue with Interlott, and Mr. Sandvick traveled to Interlott's corporate headquarters to discuss the possibility of such an agreement. At the meeting, Interlott discussed the possibility of buying On-Point as an entity. Mr. Sandvick advised Interlott that a sale in the price range proposed by Interlott did not give sufficient value to our overall business. As an alternative, Mr. Sandvick advised Interlott that, instead of selling the entire company, we would be interested in just selling our existing lottery assets. Mr. Sandvick believed that the proposed alternative was the best method to maximize the overall value of the company to us, since it provided the stockholders with the continuing value of the non-lottery assets and of the development efforts management had undertaken on new market activities, while providing Interlott with those assets that it was interested in buying. After some discussion, we pursued this possibility.

      Once we considered the possibility of selling the lottery assets, we conducted a dialogue with Interlott during the next couple of months to discuss the possibility of entering into such an agreement and the potential terms of such an agreement. During that time period, Mr. Sandvick also made inquiries of GTECH to see if GTECH might be interested in such an agreement. He also made inquiries to GTECH'S two other major competitors to see if they might be interested. Each of these potential purchasers advised us that the acquisition of our lottery business was not consistent with their business strategy at that time.

      In conducting the negotiations with Interlott, Mr. Sandvick, in consultation with members of the board of directors, focused on the following principal terms of the agreement:

         The nature of the sale - whether we would sell the entire company or the lottery assets. We decided to sell only the lottery assets since the price that Interlott was willing to pay did not give value to our non-lottery assets.

         The cash consideration which we would receive at the closing. The agreement provides for the payment at the closing of $13.5 million, subject to adjustment.

         The potential for us to receive up to an additional $15.0 million from the deferred payments and earnout.

         Our ability both to continue to market, although not manufacture, products which utilize our on-line technology which we are transferring to Interlott.

         Our potential ability to realize a potential stream of revenue from the use by lotteries of our on-line technology.

         Our ability to operate or own on-line lotteries, which is one of the areas which we are seeking to exploit.


         In our initial negotiations we sought to receive the full purchase price at the closing, with no deferred or contingent payments. However, Interlott was not willing to pay the amount we wanted at closing. Instead, Interlott wanted to base the up front payment only on the value of the existing assets, including the the value of current orders under existing contracts. Since we had developed new technology and had future orders we could receive pursuant to existing contracts, Interlott and we agreed to split the purchase price payment into an upfront payment and a deferred/contingent ongoing payment. The $13.5 million up-front payment at closing was the result of extensive negotiations, after review of our financial statements and existing contracts without giving consideration to the future potential business.

         The potential for us to receive an additional $15 million was the result of extensive negotiation on the way we would be paid for future business. There are two categories of future business. One category consists of new orders from our existing customers and customers for which we have bids outstanding. We have a history of receiving new orders under existing contracts, and we anticipate that our customers will continue to place new orders for products. We negotiated the deferred payments of $9.0 million, based on what we believe will be ordered under existing contracts and contract extensions. The negotiated formula for the deferred payments is based on our expectation of the timing of these potential new orders.

         The earnout of up to $6.0 million was based on what we believed we could reasonably expect as profit over the next five years from future orders from new customers for our products, including our next generation of equipment.

         The terms of the on-line technology agreement were negotiated, based on an analysis of what we sought to retain from our newly developed on-line technology. Interlott did not want us to manufacture equipment using our new technology since it could compete with them, but was willing to have us participate in the revenue stream based on what we could earn on the sale, but not manufacture, of products using that technology. We based our royalty percentage on our understanding of what royalty percentage would be acceptable to future customers of the product.


      On December 19, 2000, after considerable negotiations, we entered into a letter of intent with Interlott that gave Interlott 45 days to conduct preliminary due diligence and negotiate terms of a definitive arrangement. From that period through the execution of the definitive agreement, Interlott performed its due diligence and we negotiated the details of a definitive arrangement. On February 19, 2001, our board of directors, after careful consideration of the options, unanimously approved the asset purchase agreement and authorized Mr. Sandvick to execute the agreement. On February 23, 2001, following unanimous approval of the agreement by our board of directors, we finalized our negotiations and entered into the asset purchase agreement with Interlott.

BOARD APPROVAL

      On February 19, 2001, the board of directors approved the asset purchase agreement and authorized the chief executive officer to execute the agreement in the form presented to the directors with such changes as he deemed in our best interest. In approving the asset purchase agreement, the board considered a number of factors, including:


         The terms of the asset purchase agreement, including the $13.5 million payable at the closing, and our rights under the on-line technology agreement, and the ability to consider a superior proposal.
         The scope of the noncompetition agreement, which gives us the right to own or operate lotteries.

         The new direction which we are taking with respect to our new business, which is described under "Approval of the Asset Purchase Agreement - Continuing Business."

         The termination in March 2000 of our agreement with GTECH and our discussions with other potential purchasers, including the few domestic companies which might, based on their business, find us to be a good match, none of which resulted in an agreement.

         The need for additional financing to pursue the new market opportunities we are evaluating and to fully market and move forward with our next generation lottery equipment.


      In evaluating the desirability of selling our lottery assets, the directors believe that there is greater potential from the proposed new business activities than from the manufacture and sale of lottery equipment. With the growth of the internet, we believe that there is a significant upside potential in the operation or ownership on on-line lotteries. We have developed the technology for this activity. However, we do not have funds available for both the continuation of the lottery business and the development of the new areas of business. The sale of the lottery assets will provide us with funds to enable us to begin to enter this market.

      Similarly, we believe that there is a significant potential market for equipment which can handle high-volume, cash-oriented transactions. Our agreement to acquire, subject to completion of our due diligence, assets of a privately-held company that has developed public-access web-enabled systems, could be a foundation for this business. However, this acquisition has not been completed, and it is subject, among other things, to the completion of our due diligence.

      We also believe that we will be able to realize value from our non-lottery inventory assets. We believe that these assets have value and we will be better able to focus on the sale of these assets by increasing our efforts to sell the assets at retail, entering into joint ventures or strategic alliances to derive revenue from the use of this equipment and combining the equipment with new developments to create equipment from which we can realize increased revenue.

      In November 2000, we signed an agreement with Victor Chandler pursuant to which we agreed to promote each other's expertise while pursuing potential international projects. We are negotiating with Victor Chandler with respect to international projects which could use our technology and expertise; however, as of the date of this proxy statement, we have not entered into any agreement as a result of our agreement with Victor Chandler. Mr. Michael Carlton, who is one of our directors, is a managing director of the Victor Chandler Group.

      The board, in reviewing its plans for the development of the business after the sale of the lottery assets, recognized that we will most likely need substantial additional funding, especially if we are successful in our efforts to operate or own on-line lotteries outside of the United States. Although there is no assurance that we will be able to obtain the funding when it would be required, the board recognizes that the continuation of the lottery business could also continue to require significant expenditures, and we do not have the fiscal resources to promote both our lottery business and our non-lottery business. The directors believe that there is greater upside for the non-lottery equipment business, and the initial proceeds from the sale of the lottery assets would provide us with the funds to enable us to take our first steps in this new direction.

      Since most of our revenue for the past two years was generated from the lottery business, the board recognized that initially there would be a significant decline in revenue and increased expenses as we take steps to develop our new business with no assurance that we will generate the anticipated revenue.


      See "Approval of the Asset Purchase Agreement - Recommendation by the Board of Directors" for more detailed discussion of factors considered by the board of directors in recommending the asset purchase agreement to our stockholders.


RECENT CLASS ACTION LITIGATION

      On January 14, 2000, following the execution of the agreement with GTECH as described in "Approval of the Asset Purchase Agreement - Board Approval; History of the Negotiations," an action was filed against us and our directors on behalf of a stockholder in Superior Court of California, County of San Diego. The action alleged that the consideration to be paid by GTECH for all of our stock was inadequate and that the directors breached their fiduciary duties relating to our proposed sale to GTECH. We denied all claims and the class voluntarily dismissed the action in 2001.

      In April 2000, we filed an amendment to our Form 10-K for the year ended December 31, 1998 in order to restate our financial statements for 1998 and 1997. The restatements were primarily the result of a reduction in non-current assets associated with recording the leases to a prepaid phone card company, which sought protection under Chapter 11 of the U.S. Bankruptcy Code, as operating leases rather than sales-type leases, as well as compensation expenses arising from the grant of options to our chief executive officer. On April 20, 2000, a stockholder class action was filed against us and Frederick Sandvick in the United States District Court, Southern District of California. The action, which seeks an unspecified amount of damages on behalf of all similarly situated shareholders, alleges that we violated federal securities laws by the dissemination of materially false and misleading financial statements. Subsequent class action lawsuits, alleging substantially the same claims and filed in the same court, have all been consolidated before the same judge. We and the other defendants, including Mr. Sandvick, have entered into amended settlement agreements with the class, and the court is currently considering our joint request to approve the amended settlement agreements. We and the other defendants have denied the liability claims as part of the amended settlements, but we believe that settling the case quickly is in our best interests in order for our management to more effectively proceed with its strategic business plans, including the sale of the lottery assets to Interlott. Under the settlement agreement, we would be permitted to issue shares equal to $1 million in value on the date the shares are required to be issued to the class, which is estimated would occur within six months. As of the date of this proxy statement, the court has not ruled on the settlement proposal. The minimum number of shares to be issued pursuant to the settlement agreement is 316,667 shares. However, if the market price of our stock is less than $3.00 at date of issuance, which is expected to occur within eighteen months, additional shares would need to be issued such that the total market value of the shares would be equal to $1 million. The additional shares to be issued will increase the total outstanding shares of the Company and the current shareholders will be diluted by the increase in the total number of shares to be issued pursuant to this settlement.


RECOMMENDATION BY THE BOARD OF DIRECTORS

      In approving the asset purchase agreement, our board of directors determined that the sale of the lottery assets on the terms set forth in the asset purchase agreement was reasonable in light of the current condition of our business and was in our best interest and that of our stockholders for the reasons outlined below.

         The price at which we are selling our lottery assets reflects a fair value for those assets. Based upon our discussions with other lottery companies, we do not believe that we would be able to negotiate a better price for these assets at this time.

         The number of potential purchasers for our business is limited. Because of the nature and structure of the lottery industry, we do not believe that we would be sufficiently attractive to a company that did not have an existing lottery or lottery-related business to enable a sale of our lottery assets at a better price than the price at which Interlott was willing to purchase those assets.

         The asset purchase agreement including a provision that permits the board to consider an unsolicited superior proposal, as described under "The Asset Purchase Agreement - Right to Consider Superior Proposal."

         The sale of the lottery business will enable us to utilize our management and financial resources in pursuing our strategic plans to take advantage of new market opportunities. If the sale is not approved, we will continue to pursue lottery opportunities in the United States and overseas. However, we would require additional funds both for our lottery business and for our other business opportunities. Because of our stock price, such financing may be difficult to obtain and, if obtained, would be very highly dilutive to stockholders.
         The cash from the sale of the lottery assets lessens our dependence on new financing sources.

         The sale maximizes stockholder values by enabling us to develop business opportunities that we are currently evaluating and negotiating, including:

               The redirection of our current lottery efforts from automated point-of-sale vending terminals for the sale of instant-winner lottery services to developing and marketing our on-line instant ticket technology and other on-line lottery activities.

               The development of certain electronic solutions to high-volume, cash-oriented transactions, such as prepaid telephone services, bill payments, prepaid debt processes, consumer entertainment.

         The on-line technology agreement enables us to continue to benefit from the on-line technology which we developed.

         Our lottery business is very cash intensive, with long contract-negotiation periods, during which time we must maintain our inventory and incur our ongoing expenses without the certainty that our efforts will result in a lottery contract. In this connection, our financial condition has been used against us by our competitors in seeking state lottery contracts, which makes it more difficult for us to obtain these contracts.

ABSENCE OF FAIRNESS OPINION

      For the reasons described under "Approval of the Asset Purchase Agreement
- Recommendation by the Board of Directors," the board of directors did not believe that it was necessary to obtain a fairness opinion.

VOTE REQUIRED

      The proposal to approve the asset purchase agreement and the transactions contemplated by the asset purchase agreement requires the approval of a majority of the shares of common stock present and voting, provided that a quorum is present.


      The board of directors recommends a vote FOR the proposal to approve the asset purchase agreement and the transactions contemplated by the asset purchase agreement.


          APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION
                          TO CHANGE OUR CORPORATE NAME

      Our board of directors has proposed an amendment to our articles of incorporation that would change our corporate name from On-Point Technology Systems, Inc. to Global ePoint, Inc. by amending Article I of our articles of incorporation.


      The change of name is required by the asset purchase agreement. Pursuant to the asset purchase agreement, we are transferring to Interlott the right to the name "On-Point." Accordingly, we are required to change our corporate name. We believe that the proposed new name, Global ePoint, Inc., is more appropriate in view of the direction that we propose to take. In the event that the asset purchase agreement is not approved by the stockholders, the proposal to change our corporate name will not be brought up at the meeting.


VOTE REQUIRED


      The proposal to approve the amendment to our articles of incorporation requires the approval of a majority of the shares of common stock entitled to vote at the special meeting, which is 2,065,534 shares.


      The board of directors recommends a vote FOR the proposal to amend our articles of incorporation.


                             STOCKHOLDER PROPOSALS

      If you wish to submit a proposal for consideration by our stockholders at our 2001 Annual Meeting of Stockholders, you should send the proposal, together with any statement, not exceeding 500 words, which you would like included in our proxy statement, to us at our executive offices, 1370 W. San Marcos Blvd., Suite 100, San Marcos, California 92069, attention corporate secretary by June 15, 2001. If we have not received your proposal by June 15, 2001, your proposal will be considered untimely.

                             AVAILABLE INFORMATION



      Copies of our Form 8-K dated February 23, 2001, which describes the asset purchase agreement, and copies of our Form 10-KSB for the year ended December 31, 2000, may be obtained without charge by writing to Mr. Charles Broz, principal financial officer, On-Point Technology Systems, Inc., 1370 W. San Marcos Blvd., Suite 100, San Marcos, California 92069. We will furnish those exhibits that were filed with the Form 8-K, including the asset purchase agreement, without charges. Exhibits to the asset purchase agreement and exhibits to our Form 10-KSB for the year ended December 31, 2000 will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents our reasonable cost on furnishing such exhibits.


                                      By Order of the board of directors


                                      Frederick Sandvick,
                                         Chairman and Chief Executive Officer

May 4, 2001

                                                                    Appendix A

                          INDEPENDENT AUDITORS' REPORT
                               ------------------

To the Board of Directors and Shareholders of On-Point Technology Systems, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of On-Point Technology Systems, Inc. and Subsidiaries as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of On-Point Technology Systems Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements, refer to above, present fairly, in all material respects, the consolidated financial position of On-Point Technology Systems, Inc. and Subsidiaries as of December 31, 2000, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


Rothstein, Kass & Company, PC
Roseland, New Jersey
March 12, 2000

                          INDEPENDENT AUDITORS' REPORT
                               ------------------

To the Board of Directors and Shareholders of On-Point Technology Systems, Inc. and Subsidiaries:

We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows of On-Point Technology Systems, Inc. and subsidiaries for the year ended December 31, 1999. These financial statements are the responsibility of On-Point Technology Systems, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated results of operations and consolidated cash flows of On-Point Technology Systems, Inc. and subsidiaries for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP
San Diego, California
May 27, 2000

               ON-POINT TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2000

Thousands of dollars, except share amounts                                 2000
                                                                           ----
Assets
Cash and cash equivalents                                              $    139
Accounts receivable, net                                                  1,406
Inventories                                                               5,907
Net investment in sales-type leases                                       1,189
Other current assets                                                         54
--------------------------------------------------------------------------------
Total current assets                                                      8,695
--------------------------------------------------------------------------------
Plant, property and equipment, net                                          296
Net investment in sales-type leases                                       2,352
Property under operating leases, net                                        601
Property, previously under lease agreement with                           1,825
  Solutioneering, net
Other assets                                                              2,174
--------------------------------------------------------------------------------
Total assets                                                           $ 15,943
================================================================================

Liabilities and shareholders' equity
--------------------------------------------------------------------------------
Accounts payable                                                       $  1,553
Accrued expenses and current liabilities                                    517
--------------------------------------------------------------------------------
Total current liabilities                                                 2,070
--------------------------------------------------------------------------------
Long-term debt                                                            5,766
--------------------------------------------------------------------------------
Shareholders' equity:
    Preferred stock, no par value, 2,000,000 shares
      authorized, no shares issued or outstanding
    Common stock, $.03 par value, 13,333,334 shares
      authorized, 4,305,496, issued and outstanding                         129
    Shares to be issued                                                     950
    Additional paid-in capital                                           33,124
    Accumulated deficit                                                 (26,096)
--------------------------------------------------------------------------------
Total shareholders' equity                                                8,107
--------------------------------------------------------------------------------
Total liabilities and shareholders' equity                             $ 15,943
================================================================================

    See accompanying notes to consolidated financial statements.

               ON-POINT TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 and 1999

================================================================================
                                                       2000           1999
                                                       ----           ----
--------------------------------------------------------------------------------

Thousands of dollars/shares, except per share amounts
--------------------------------------------------------------------------------
Revenues                                              $ 10,293         $ 13,481
Cost of sales                                            8,586           11,144
--------------------------------------------------------------------------------
Gross profit                                             1,707            2,337
--------------------------------------------------------------------------------
Operating expenses:
    Selling, general and administrative                  2,176            1,801
    Research and development                             1,061              724
--------------------------------------------------------------------------------
Total operating expenses                                 3,237            2,525
--------------------------------------------------------------------------------
Loss from operations                                    (1,530)            (188)
--------------------------------------------------------------------------------
Other expenses (income):
    Interest expense                                       739              519
    Income related to merger termination, net             (406)
    Shareholder class action settlement                  1,000
    Other                                                  (39)              14
--------------------------------------------------------------------------------
Total other expenses                                     1,294              533
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Net loss                                              $ (2,824)        $   (721)
--------------------------------------------------------------------------------

Basic and diluted loss per share:
      Loss per share                                  $  (0.78)        $  (0.21)
--------------------------------------------------------------------------------
      Weighted average shares                            3,623            3,397
================================================================================

See accompanying notes to consolidated financial statements.

               ON-POINT TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2000 and 1999

                                        --------------------------------------------------------------------------
                                           Common Stock           Shares     Additional
                                        -------------------        to be      Paid-in     Accumulated      Total
Thousands shares/dollars                Shares      Amount        issued      Capital         Deficit
------------------------------------------------------------------------------------------------------------------
BALANCES, JANUARY 1, 1999               3,365      $    101                   $ 31,256     ($22,551)     $  8,806
------------------------------------------------------------------------------------------------------------------
Exercise of stock warrants                 20             1                        119                        120
Exercise of stock options                  37             1                        115                        116
Issuance of stock options and
  warrants for services provided                                                   100                        100
Net loss                                                                                       (721)         (721)
------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1999             3,422           103                     31,590      (23,272)        8,421
------------------------------------------------------------------------------------------------------------------
Exercise of stock warrants                183             5                        365                        370
Issuance of common stock, net
  of issuance cost of $208                700            21                        944                        965
Issuance of stock options and
  warrants for services provided                                                    28                         28
Issuance of stock warrants for
  acquisition of equipment                                                          52                         52
Issuance of stock warrants for
  financing costs                                                                  145                        145
Shares to be issued in connection
  with class action settlement                                       950                                      950
Net loss                                                                                     (2,824)       (2,824)
------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 2000             4,305      $    129      $   950      $ 33,124     $(26,096)     $  8,107
------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

               ON-POINT TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 and 1999

THOUSAND OF DOLLARS                                       2000          1999
--------------------------------------------------------------------------------
Cash flows from operating activities:
    Net loss                                            ($2,824)     ($  721)
    Adjustments to reconcile net loss to net cash
        used in operating activities:
      Depreciation and amortization                       1,015        1,921
      Issuance of stock options and warrants for
        services provided                                    28          100
      Stockholder class action settlement                   950
      Provision for doubtful accounts                       180         (281)
      Changes in operating assets and liabilities:
         Accounts receivable                               (701)       2,143
         Inventories                                        882       (2,634)
         Other current assets                               145          (77)
         Other assets                                      (332)      (1,196)
         Accounts payable                                  (240)         603
         Accrued expenses                                  (189)      (1,666)
--------------------------------------------------------------------------------
Net cash used in operating activities                    (1,086)      (1,808)
--------------------------------------------------------------------------------
Cash flows from investing activities:
    Purchases of plant, property and equipment              (37)        (445)
    Net investment in sales-type leases                      68
    Investment in property under operating leases          (332)         256
    Loss on fixed asset disposals                                         35
--------------------------------------------------------------------------------
Net cash used in investing activities                      (301)        (154)
--------------------------------------------------------------------------------
Cash flows from financing activities:
    Proceeds from issuance of common stock upon
      exercise of warrants and options                    1,334          236
    Proceeds (payments of) from line of credit, net        (945)         858
    Proceeds from notes payable, net                        980          896
--------------------------------------------------------------------------------
Net cash provided by financing activities                 1,369        1,990
--------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents            (18)          28
--------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year              157          129
--------------------------------------------------------------------------------
Cash and cash equivalents at end of year                $   139      $   157
================================================================================
Supplemental cash flow information:
    Cash paid during the years for interest             $   739      $   451
Supplemental disclosure of non-cash activities:
    Increase (decrease) of reserves for inventory
     obsolescence                                      ($    74)     $    96
    Issuance of stock warrants for acquisition of
      equipment and financing costs                     $   370           --
================================================================================

See accompanying notes to consolidated financial statements

               ON-POINT TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 and 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS On-Point Technology Systems, Inc. and Subsidiaries, (collectively, the "Company" or "On-Point") designs, manufactures, and services vending terminals for retail sale and leasing. The Company's Instant Ticket Retailer (ITR) product line sells or leases instant-winner lottery terminals to state and provincial governments in the United States and Canada and to foreign governments and their licensees. Its Debit Card Retailer (DCR) product line sells or leases vending machines for prepaid telephone cards and other specialty retail products generally to commercial customers in the United States and in foreign markets. On February 23, 2001, the Company entered into a definitive agreement to sell all its assets relating to its lottery business to Interlott Technologies, Inc. (Interlott). However, since the sale is subject to shareholder approval, the assets and related operations have not been shown as discontinued on the accompanying consolidated financial statements. Revenues from our lottery products accounted for substantially all of the Company's revenue during the two years ended December 31, 2000.

BASIS OF PRESENTATION On November 6, 2000, the Board of Directors of the Company approved a one-for-three reverse split of the Company's common stock. No fractional shares of common stock were issued in connection with the reverse stock split and in instances where the reverse split resulted in a stockholder becoming the holder of a fractional interest in a share, then the number of shares held by such stockholder was rounded up to the nearest whole share. The accompanying consolidated financial statements have been restated to show the effects of the reverse stock split as if the split had occurred as of the beginning of the respective periods.

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of On-Point and all majority owned subsidiaries after elimination of significant intercompany balances and transactions.

CASH AND CASH EQUIVALENTS Cash equivalents consist of highly liquid investments purchased with original maturities of three months or less and which are readily convertible into cash.

INVENTORIES Inventories include the cost of material, direct labor, manufacturing overhead, parts and supplies, and terminals assembled or in the process of assembly. Inventories are stated at the lower of cost, on a first-in, first-out basis or market.

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Accumulated depreciation and amortization are provided using the straight-line method, over estimated useful lives of 2 to 10 years. Maintenance and repairs are expensed as incurred.

PATENTS Patents are capitalized and amortized on a straight-line basis over 17 years.

LEASES Property held under lease agreements are stated at cost. Depreciation is provided using the straight-line method, over estimated useful lives of 2- 5 years.

REVENUE RECOGNITION Under provision of SFAS No. 131, On-Point has three reportable business segments: Products, Financing and Service. Segment information is included as Note 2. Revenue recognition for each segment is as follows:

     PRODUCTS

     Revenues from terminal sales are recognized upon shipment, except where contract terms require On-Point to provide installation prior to acceptance, in which cases revenue is recognized when the product is installed. Revenues from sales-type leases are recognized at the present value of the future minimum payments and are recorded as product sales.

     FINANCING

     Income from operating leases is recognized as rentals are due according to provisions of the leases. Units under operating leases are treated as depreciable assets and depreciated over their useful lives, with depreciation on such units charged to cost of sales.

     Interest income is recognized on sales-type leases as earned, based on amortization schedules. The difference between the total future minimum payments plus the residual value of the equipment and the present value is recorded as unearned income and amortized over the term of the lease so as to produce a constant rate of return.

     SERVICE

     On-Point employs a field service department to service ITR terminals sold or leased to customers. Most service agreements provide for a preventive maintenance visit at regular intervals (e.g. every 60 to 120 days), covers all labor costs, costs to repair and replace parts, and provides for emergency visits if the terminal is non-operational. Income is recognized monthly, ratably over the lease term, for all ITR sales. When a terminal is leased to a customer, the service fee is separately identified in the lease agreement or included as a component of a single lease payment. If service is included as a component of a single lease payment, a service fee is estimated and classified as deferred executory costs. All service revenue is recognized ratably over the service agreement. On-Point provides for the estimated amount of future losses on any service contract.

     All ITR and DCR sales include a warranty, ranging from one to three years, which includes free repair or replacement of defective parts and may include associated labor costs. Future warranty costs are estimated and charged to income at time of sale, unless the lease includes a service component, in which case the estimated costs reduces the minimum lease payment. On-Point has no commitment under any lease to guarantee performance in a manner more extensive than the typical product warranty or which effectively protects the lessee from obsolescence.

RESEARCH AND DEVELOPMENT General research and development costs are expensed as incurred.

SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT Revenues from the state lotteries of Virginia and Illinois individually accounted for 16% and 39% respectively, of total revenue in 2000. Revenues from the state lotteries of Virginia, Illinois, New York and Missouri individually totaled 20%, 29%, 12% and 11% , respectively of total revenue in 1999. Foreign sales amounted to approximately $2.2 million in 2000 (22% of total revenues), substantially all of which were for shipments to the French Lottery, and $2 million in 1999 (15% of total revenues ) also most of which were for shipments to the French Lottery.

INCOME TAXES Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. If it is more likely than not that some portion or all of a deferred income tax asset will not be realized, a valuation allowance is recognized.

PER SHARE INFORMATION In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings per Share" establishing standards for computing and presenting Basic Earnings Per Share ("Basic EPS") and Diluted Earnings Per Share ("Diluted EPS"). Basic EPS excludes dilution and is computed using the weighted average shares of common stock outstanding plus contingently issuable shares. Diluted EPS is computed using the weighted average shares outstanding plus additional common shares that would have been outstanding if dilutive potential common shares had been issued, using the treasury stock method.

Options to purchase 658,680 and 733,510 shares of On-Point's Common Stock and warrants to purchase 715,834 and 526,667 shares of On-Point's Common Stock were outstanding during 2000 and 1999, respectively, but were not included in the computation of diluted EPS because On-Point incurred a net loss in 2000 and 1999.

FAIR VALUE OF FINANCIAL INSTRUMENTS The following disclosure of estimated fair value was determined by available market information and appropriate valuation methodologies; however, considerable judgment is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of market assumptions and or estimation methodologies may have a material effect on estimated fair value amounts.

Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and deferred income carrying cost reasonably approximates their fair value because of the short maturities of these investments.

On-Point believes that the carrying amount of its outstanding debt at December 31, 2000 is a reasonable estimate of its fair value based on a review of borrowing rates available to On-Point at December 31, 2000 for loans with similar terms and average maturities.

IMPAIRMENT OF LONG-LIVED ASSETS On-Point periodically assesses its ability to recover the carrying value of its long-lived assets. If management concludes that the carrying value will not be recovered, an impairment write down is recorded to reduce the asset to its estimated fair value.

RECENTLY ISSUED ACCOUNTING STANDARDS In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation and disclosure of revenues in financial statements and requires adoption no later than the fourth quarter of 2000. The Company has adopted SAB101, which has not had a material impact on the consolidated financial statements.

PREDEVELOPMENT CONTRACT COSTS Costs related to modifications of existing products for a specific contract are capitalized and amortized over the life of the contract as revenues are recognized.

ESTIMATES The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS Certain balances in the 1999 financial statements have been reclassified to conform to 2000 reporting.

2. SEGMENT INFORMATION

On-Point has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which changes the way On-Point reports information about its operating segments. On-Point has three reportable segments: product sales, financing and service. The product segment includes all products sold by On-Point, including ITR and DCR vending machines via product sales and sales-type lease agreements. The financing segment includes revenues and expenses associated with (1) financing the sale of units via sales-type leases and (2) operating leases. The service segment includes revenues and expenses associated with its service and warranty contracts.

On-Point evaluates performance for each segment based on gross profits.

THOUSANDS OF DOLLARS
                                                                                     Non-
                                           Products      Financing       Service   Allocated       Total
                                           --------      ---------       -------   ---------       -----
2000
OPERATING DATA:
Revenues                                  $  5,421      $    707      $  4,165                   $ 10,293
Gross profit                                 1,021           133           553                      1,707
Income (loss) from operations               (1,049)         (751)          448         (178)       (1,530)

BALANCE SHEET DATA (AT END OF YEAR):
Assets (allocated by segment)                6,854         6,008           715        2,366        15,943

CASH FLOW INFORMATION:
Depreciation and amortization             $    243      $    757      $     15                   $  1,015
Capital expenditures                      $     37                                               $     37

1999
OPERATING DATA:
Revenues                                  $  6,889      $  2,240      $  4,352                   $ 13,481
Gross profit                                 1,102           666           569                      2,337
Income (loss) from operations                 (405)         (188)          405                       (188)

CASH FLOW INFORMATION:
Depreciation and amortization             $    338      $  1,573      $     10                   $  1,921
Capital expenditures                      $    445                                               $    445

Total assets for the segments excludes cash, other current assets and other assets, as such assets are not specifically identifiable to a particular segment. Selling, general and administrative expense, excluding specifically identified amounts, has been allocated based on the percentage of the total assets of the respective segment divided by the total assets of all segments.

3. OTHER FINANCIAL DATA.

Details concerning certain balance sheet accounts and operating income detail as of December 31, 2000 follows (in thousands):

                                                         2000
                                                         ----
      ACCOUNTS RECEIVABLE:
            Trade accounts receivable                  $ 1,694
            Less allowance for doubtful accounts          (288)
                                                       -------
            Total                                      $ 1,406
                                                       =======

      INVENTORIES:
            Materials                                  $ 4,146
            Work-in-process                                 75
            Finished goods                               2,252
            Reserve for obsolescence                      (566)
                                                       -------
            Total                                      $ 5,907
                                                       =======

      PROPERTY, PLANT AND EQUIPMENT:
            Computers and equipment                    $ 1,155
            Furniture and fixtures                         331
            Tooling                                        392
            Building and improvements                       76
                                                       -------
                                                         1,954
            Less accumulated depreciation and
              amortization                              (1,658)
                                                       -------
            Total                                      $   296
                                                       =======
      OTHER ASSETS:
            Patents                                    $   879
            Deposits                                        49
            Predevelopment contract costs                  992
            Other, net of reserves of $475 in 2000         951
                                                       -------
                                                         2,873
            Less accumulated amortization                 (699)
            Total                                      $ 2,174
                                                       =======

4. LONG-TERM DEBT

Long-term debt consists of the following as of December 31, 2000 (in thousands):

                                                          2000
                                                          ----
            Revolving line of credit                    $ 3,785
            Notes payable                                 1,980
                                                        -------
            Total long-term debt                          5,765
            Less current portion                             --
                                                        -------
            Long-term Debt                              $ 5,765
                                                        =======

REVOLVING LINE OF CREDIT On-Point entered into a loan and security agreement on May 5, 1997 with a financial institution, which provided for a revolving credit line of up to $3 million, which was amended on July 7, 1998 to increase the borrowing limit to $5 million, amended on July 2, 1999, to increase the revolving credit line to $6 million, and further amended on April 20, 2000 to increase the revolving credit line to $10 million. Pursuant to the April 2000 amendment, the expiration date of the line was extended through July 31, 2003. The line bears interest at the prime rate, which was 9.5% at December 31, 2000, plus 2%. The rate is reduced by .5% annually if On-Point meets certain performance benchmarks. The loan is secured by virtually all of On-Point's assets.. As of December 31, 2000 the line requires On-Point to maintain a minimum of $8 million of equity, decreased by the amount of writedown related to On-Point's cost of DCR equipment that was on lease with Solutioneering until foreclosure by On-Point in 2000. The amount of writedown in 2000 was approximately $352 thousand. The available borrowings under the revolving credit line are subject to a number of restrictions, which are primarily related to percentages of various assets of On-Point and multiples of monthly cash flows. As of December 31, 2000, On-Point had available approximately $3.9 million under the credit line of which approximately $3.8 million had been borrowed.

NOTES PAYABLE Notes payable at December 31, 2000 consists of the following:

A note payable to GTECH Corporation in the amount of $750 thousand, which bears interest-only at 10% per annum and is due February 15, 2002. The note had previously been for $1.5 million and was originally made in connection with a proposed acquisition by GTECH of On-Point that was documented in an agreement that was executed in January 2000. The acquisition discussions were terminated in July 2000 and, as a result, the Company expensed approximately $449 thousand for costs associated with the acquisition. In connection with the termination, On-Point claimed that it was owed a termination fee under the agreement. During the third quarter of 2000, the Company amicably settled the termination fee issue with GTECH by modifying the terms of the note to GTECH which reduced the principal amount of the note from $1.5 million to $750 thousand, eliminated all accrued interest due through July 2000 and extended the maturity date of the note to August 15, 2002. In consideration of the note modification, the Company waived all claims under the terminated merger agreement with GTECH. The Company recorded income from the merger termination agreement of $855 thousand, which, after subtraction of the merger related costs of $449 thousand, netted $406 thousand of income for 2000.

During 2000, the Company received $1.1 million from certain private lenders under short term subordinated loan arrangements. The loans were renegotiated and, under the new agreements, the subordinated notes mature on February 15, 2002 with interest-only payable quarterly at a rate of 10% per annum. The notes are convertible at anytime at the option of the lenders, in whole or in part, prior to the maturity date at a conversion price equal to $1.50 per share. In addition, the lenders were granted on December 28, 2000, warrants to purchase 179,167 shares of Common Stock at a per share price of $1.80 per share. The warrants are exercisable through December 31, 2005.

During 2000, the chief executive officer of the Company loaned $130,000 to the Company under a short term subordinated loan arrangement. The note is in the process of renegotiation under terms similar to the notes agreed upon with the other private lenders.

Future principal payments on debt as of December 31, 2000, are as follows (in thousands):

           Year ending December 31,
              2001                                     $    0
              2002                                      1,980
              2003                                      3,785

5. OPERATING LEASES

On-Point leases certain of its vending terminals to customers under agreements accounted for as operating leases. The net investment in vending terminals held under operating leases at December 31, 2000 consisted of approximately $1.3 million less accumulated depreciation of approximately $760 thousand at December 31, 2000.

Approximate future minimum lease payments receivable by On-Point under operating leases as of December 31, 2000, are as follows (in thousands):

          Year ending December 31,
                2001                                    $   738
                2002                                      1,089
                                                        -------
                                                        $ 1,827
                                                        =======

Current operating leases may be extended in one-year increments, upon expiration of current leases. On-Point believes that the net book value is fully recoverable through future lease receipts and the underlying value of the assets as of December 31, 2000.

6. SALES-TYPE LEASES

On-Point leases certain of its vending terminals under agreements accounted for as sales-type leases. Included in product sales are approximately $1.6 million and $2.3 million of revenues related to sales-type leases for the years ended December 31, 2000 and 1999, respectively. These non-cancelable leases expire over the next one to five years.

The following lists the components of the net investment in sales-type leases as of December 31, 2000 (in thousands):

                                                                2000
                                                              -------
           Net minimum lease payments receivable              $ 2,934
           Estimated unguaranteed residual value                  852
           Less unearned interest income                         (245)
                                                              -------
           Net investment in sales-type leases                $ 3,541
                                                              =======

        SALES-TYPE LEASES CONSIST OF:
           Net investment in sales-type leases - short term   $ 1,189
           Net investment in sales-type leases - long term      2,352
                                                              -------
           Net investment in sales-type leases, as above      $ 3,541
                                                              =======

The minimum lease payments are recorded net of future estimated service and warranty costs of $ 1 million in 2000, which are deferred and recorded as income on a monthly basis over the term of the agreement. Future minimum lease payments, excluding service payments, due from customers under sales-type leases as of December 31, 2000, are as follows (in thousands):

          Year ending December 31,
             2001                    $1,328
             2002                       713
             2003                       376
             2004                       310
             2005                       207
                                     ------
                                     $2,934
                                     ======

The amortization of unearned income for sales-type leases amounted to approximately $274 thousand and $323 thousand for the years ended December 31, 2000 and 1999, respectively.

7. PROPERTY PREVIOUSLY UNDER LEASE AGREEMENT WITH SOLUTIONEERING

As part of its effort to increase its presence in the DCR marketplace in 1997, On-Point entered into an agreement with Solutioneering, Inc. ("Solutioneering") to provide up to an additional 2,000 DCR terminals under long-term lease arrangements. Under the arrangement, On-Point would be Solutioneering's exclusive DCR provider. Although On-Point realized Solutioneering was undercapitalized, On-Point believed the deployment of the DCR terminals to retail locations under relatively long-term lease agreements would create adequate underlying value to support repayment of On-Point's leases should Solutioneering fail to pay. While Solutioneering defaulted on its obligations in 1998, On-Point did not foreclose on the equipment leased to Solutioneering primarily because management believed the underlying value of Solutioneering's leased locations could be sold in one package for an amount in excess of the total obligations owed by Solutioneering. On-Point also believes that it will recover the assets and that the fair value of On-Point's leased assets held by Solutioneering exceeded the carrying amount of the leased assets as of December 31, 2000. When Solutioneering was unwilling to accept terms offered by a prospective buyer in early 1999, On-Point subsequently filed suit to collect the amounts due.

The vending machines leased to Solutioneering, other than those machines which are now back in On-Point's inventory, have been classified as "Property previously under lease agreement with Solutioneering" as the property was non-performing and unavailable for lease as of December 31, 1999 and segregated for collection and/or potential overall sale to third parties as of December 31, 2000. This property while under lease agreement with Solutioneering was being depreciated over a five-year estimated useful life. The depreciation expense is classified as cost of sales, consistent with other operating leases. In August 2000, On-Point settled a dispute with Solutioneering's financing lender, Finova Mezzanine Capital, Inc., and, under the settlement agreement, obtained the undisputed rights to the property. In exchange for the settlement and the grant to On-Point of the undisputed rights to the machines, Finova received warrants to purchase 116,667 shares of On-Point's Common Stock at $3.75 per share exercisable over three years from date of issuance. The fair value of the warrants totaled $52 thousand, which was added to the cost basis of the equipment. Subsequent to August 2000, On-Point has been in the process of collecting and negotiating for the sale of the property.

The activity in the Property under Lease agreements with Solutioneering, for year ended December 31, 2000, is summarized as follows (in thousands):

                                                              2000
                                                              ----
          Cost balance - beginning of year                  $ 4,136
          Additions                                              52
          Deletions                                          (1,185)
                                                            --------
          Cost Balance - end of year                          3,003
                                                            --------

          Accumulated depreciation - beginning of year        1,623
          Additions                                             353
          Deletions                                            (798)
                                                             -------
          Accumulated depreciation - end of year              1,178
                                                             -------
          Net Balance - end of year                         $ 1,825
                                                            ========

8. INCOME TAXES

Following is a reconciliation of the income tax benefit expected (based on the statutory federal income tax rate) to the actual income tax provision recorded (in thousands):

                                                            2000        1999
                                                           -----       -----
          Tax benefit computed at the statutory federal
            rate of 34%                                    $(960)      $(245)
          Expenses not deductible for income tax
            purposes                                         648           8
          Change in valuation allowances for deferred
            income tax assets                                312         237
                                                           -----------------
          Provision for income taxes - current             $   0       $   0
                                                           =================

Deferred income tax assets and the related valuation allowance as of December 31, 2000, result from the following temporary differences:

                                                             2000
                                                             ----
          Net operating loss carryforwards                 $6,254
          Inventory and other reserves                        637
          Valuation allowance                              (6,891)
                                                           ------
          Net deferred income tax assets                   $  --
                                                           ======

Due to significant losses for income tax reporting purposes prior to 2000, as well as the other issues currently being addressed by On-Point, management has concluded that it is more likely than not that the deferred tax assets will not be realized and that a valuation allowance is needed to reduce the carrying value of deferred income tax assets to zero.

At December 31, 2000, On-Point has $18.3 million of operating loss available to offset future federal taxable income, which expires during the years 2011 through 2020.

9. SHAREHOLDERS' EQUITY

COMMON STOCK On December 8, 2000, the stockholders approved an amendment to On-Point's Articles of Incorporation to increase the authorized shares of Common Stock from 6,666,667 to 13,333,334.

PREFERRED STOCK On-Point is authorized to issue up to two million shares of Preferred Stock without further shareholder approval; the rights, preferences and privileges of which would be determined at the time of issuance. No shares have ever been issued.

PRIVATE PLACEMENT OF COMMON STOCK On October 31, 2000, On-Point completed a private placement for the sale of 666,668 shares of Common Stock at $1.50 per share, the market value on the date of the agreement. Net proceeds of the transaction aggregated $1,000,000 prior to legal fees of approximately $35,000. In addition to the issuance of 666,668 shares, On-Point issued 33,333 shares to Investa AG, the European fund manager acting as placement agent, as a commission on the transaction. On-Point also issued to Investa warrants to purchase 33,333 shares of Common Stock at a price of $3.00 per share. In addition, On-Point issued warrants to purchase 66,667 shares of Common Stock at a price of $1.50 per share to Questos Ltd., a consulting company used in connection with the transaction. The warrants issued to Investa and Questos are immediately exercisable and expire on October 31, 2005. In December 2000, Investa exercised all its warrants to purchase 33,333 shares of Common Stock for an aggregate price of $100,000.

OTHER STOCK WARRANTS EXERCISE In 1999, warrants from a private placement in 1997 were exercised to purchase 20,000 shares of On-Point's common stock at a price of $6 per share for aggregate proceeds of $120,000. In 2000, warrants to purchase 150,000 shares of On-Point's common stock at a price of $1.80 per share were exercised by Vanguard Strategies, Inc.(VSI), a company wholly owned by On-Point's chief executive officer, for aggregate proceeds of $270,000. The warrants were granted to VSI in 1996 in connection with financing received by On-Point during such period. The fair value of the warrants was previously expensed in 1996.

STOCK OPTION PLANS On-Point has two employee stock option plans whereby options to purchase 1,157,500 shares of On-Point's common stock may be granted to certain executives and employees, and an option plan for directors under which options for 175,000 shares of On-Point's common stock may be issued to directors of On-Point. Information regarding these option plans, including options outstanding for non-employees of 176,665 and 98,333 shares as of December 31, 2000 and 1999, respectively, follows:

                                              2000                     1999
                                              ----                     ----
                                                    Weighted                   Weighted
                                                    Average                    Average
                                                    Exercise                   Exercise
                                       Shares        Price       Shares         Price
                                      -------       --------     -------       --------
Outstanding at January 1              733,510       $   4.89     694,612       $   4.83
    Granted                            86,668           2.41     181,167           5.19
    Exercised                              --             --     (37,192)          3.12
    Forfeited                        (111,498)         (5.82)   (105,077)         (5.85)
                                      -------------------------------------------------
Outstanding at December 31            708,680       $   4.44     733,510       $   4.89
                                      =================================================

Options exercisable at year end       546,348       $   4.50     520,177       $   3.45
Weighted average fair value per
  share of options granted
  during the year                                   $   2.41                   $   2.91

The following table summarizes information about fixed-price stock options outstanding at December 31, 2000:

                               Options Outstanding          Options Exercisable
                        -------------------------------    ---------------------
                          Number    Weighted Av  Weighted-              Weighted-
         Range of      Outstanding   Remaining    Average    Number      Average
         Exercise          at       Contractual  Exercise  Outstanding  Exercise
          Prices        12/31/00       Life       Price    at 12/31/00    Price
        ------------    --------    -----------  --------  ------------ -------
       $1.12 - $3.09     389,347       3.06      $ 2.41      312,680      $2.43
        4.23 - 5.43      195,000       3.29        4.57      175,000       4.57
        5.91 - 6.27       81,000       1.17        6.14       21,168       5.98
        6.75 - 8.64       10,000       1.41        7.44        4,167       6.90
           22.35          33,333       3.75       22.35       33,333      22.35
                         ------------------------------------------------------
       $1.12 - $22.35    708,680       2.91      $ 4.44      546,348      $4.50
                         ======================================================

On-Point has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" for employee stock options. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation for On-Point's three stock option plans been determined based on the fair value at the grant date for awards in 1999 consistent with the provisions of SFAS No. 123, On-Point's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                               2000                              1999
                               ----                              ----
                                  Per Share                         Per Share
                   Net            ---------          Net            ---------
                   Loss        Basic     Diluted     Loss        Basic     Diluted
                   ----        -----     -------     ----        -----     -------
As Reported      $(2,824)      $(0.78)    $(0.78)    $(721)      $(0.21)    $(0.21)
                 -----------------------------------------------------------------
Pro Forma        $(2,964)      $(0.82)    $(0.82)    $(877)      $(0.26)    $(0.26)
                 -----------------------------------------------------------------

In 2000, the fair value of options granted to employees is estimated at approximately $2.41 per share on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for the grants: dividend yield of 0%; expected volatility of 72%; risk free interest rate of 5.80%; and expected life of 5 years.

In 1999, the fair value of options granted to employees is estimated at approximately $2.91 per share on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for the grants; dividend yield of 0%; expected volatility of 72%; risk free interest rate of 5.80%; and expected life of 4.84 years.

In July 1999, two advisory board members of On-Point each received three-year options to purchase 6,667 shares and 3,333 shares, respectively, of On-Point's common stock at $5.91 per share. These options vest in July 2000 and October 1999, respectively. The fair value of the options at the date of grant totaled $27,000; $8 thousand and $19 thousand of which was expensed to selling, general and administrative expense in 1999 and 2000.

In October 1998, Robert Burr, a former Chairman of the Board, President and CEO of On-Point, received a three-year option to purchase 16,667 shares of On-Point's Common Stock at $6.00 per share pursuant to his consulting agreement with On-Point. The option vests, unless terminated, on March 31, 2001, or earlier, if certain conditions are met. The fair value of the option at December 31, 1999 totaled $64 thousand, of which $21 thousand was expensed to selling, general and administrative expense during the year ended December 31, 1999. The option was terminated in 2000.

In September 1998, a consultant received an option to purchase 1,667 shares of On-Point's Common Stock at $4.98 per share pursuant to a consulting agreement entered into with On-Point. The option vests over 2 1/2 years. The fair value of the option at December 31, 1999 totaled $8 thousand; of which $2 thousand was expensed to selling, general and administrative expense during the years ended December 31, 1999 and 2000, respectively.

In May 1998, two individuals, one of whom is an officer of On-Point, each received an option to purchase 16,667 shares of On-Point's Common Stock at $6.27 per share pursuant to their assignment of certain intellectual property to On-Point. The options vest the earlier of April 1, 2001, or upon the satisfaction of certain performance conditions. No expense was recorded as the fair value of the options granted was in exchange for intellectual property.

In April 1998, an advisory board member of On-Point received a three-year option to purchase 3,333 shares of On-Point's Common Stock at $8.64 per share pursuant to his appointment as an Advisory Director. Subsequent to his appointment, the advisory director resigned and the options were terminated

In January 1998, a consultant received an option to purchase 3,334 shares of On-Point's Common Stock at $6.37 per share pursuant to a consulting agreement. The option vested over two years. The fair value of the options at December 31, 1999 totaled $9 thousand, of which $5 thousand was expensed to selling, general and administrative expense in 1999.

STOCK WARRANTS

In July 1998, Coast Business Credit received a warrant to purchase 3,333 shares of On-Point's Common Stock at $4.89 per share pursuant to a financing agreement entered into with On-Point. The warrant has a two-year term and became exercisable in July 1998. These warrants were extended through July 2003 upon the extension of the line of credit through that date. The fair value of the warrant totaled $5 thousand at the date of grant which has been amortized over the term of the agreement.

In May 1997, Coast Business Credit and a consultant received warrants to purchase 16,667 shares and 15,000 shares, respectively, of On-Point's common stock at $6.00 per share and $7.56 per share, respectively, in consideration for the debt financing. The warrants each had a three-year term and became exercisable in May 1997. The warrants to purchase 16,667 shares to Coast Business Credit were extended through July 2003. The fair value of the warrants totaled $79 thousand, which has been amortized to expense over the term of the loan. On-Point expensed $26 thousand to financing costs in both 1999 and 2000.

In January 1997, the Chairman and Chief Executive Officer of the Company received a warrant to purchase 166,667 shares of the Company's Common Stock at $1.89 per share in connection with his personal guaranty and indemnity of a $2 million performance bond for the Company. The warrant has a five-year term and became exercisable in January 1997. The fair value of the warrant totaled $178 thousand at the date of grant; $59 thousand of which was expensed to selling, general and administrative expense in the year ended December 31, 1999 and the balance was expensed in prior years.

10. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS On-Point leases facilities under operating leases expiring at various dates through January 2009. Rent expense for such facilities totaled $323 thousand and $272 thousand for the years ended December 31, 2000 and 1999, respectively. Future minimum rentals under noncancelable operating leases as of December 31, 2000 are as follows (in thousands):

          2001                                      $298
          2002                                       249
          2003                                       242
          2004                                       250
          2005                                       258
          Thereafter                                 828
                                                   -----
                                                   $2125
                                                   =====

LEGAL PROCEEDINGS On-Point is a party to legal proceedings in the ordinary course of its business, the most significant of which are described below.

On April 21, 2000, an action was filed against On-Point in U.S. District Court, Southern District of Ohio, by On-Point's principal competitor, Interlott alleging that On-Point breached a settlement agreement and mutual release dated May 30, 1991 with Interlott in that On-Point was using elements of Interlott's technology in On-Point's new PlayPoint technology. Management believes that Interlott's suit is without merit. The action has currently been stayed pending the proposed sale of On-Point's Lottery Assets to Interlott.

On April 20, 2000, a shareholder class action was filed against On-Point and its chief executive officer, in U.S. District Court, Southern District of California. The action, which seeks an unspecified amount of damages on behalf of all similarly situated shareholders, alleges that On-Point violated federal securities laws by the dissemination of materially false and misleading financial statements. Subsequent cases alleging substantially the same claims, and also filed in the same court, have all been consolidated before the same judge. The defendants have entered into amended settlement agreements with the class, and the court is currently considering the parties' request to approve the amended settlement agreements. On-Point and the other defendants have denied the liability claims as part of the amended settlements, but believe a settlement at this time is in the best interests of the Company in order for it to proceed with its strategic business plans. Under the settlement agreement, On-Point would issue shares equal to $950 thousand in value on the date the shares are required to be issued to the class. As a result of the settlement agreement, On-Point has recorded $1 million as an expense in 2000 in the accompanying consolidated financial statements as the settlement for the class action and accrued as "shares to be issued" in stockholders' equity in the amount of $950 thousand for the value of the shares of Common Stock to be issued and an accrual of $50 thousand to the accrued expenses for cash to be paid for the settlement.

On January 11, 1999, On-Point filed an action against Solutioneering, Inc. in Superior Court of California, County of San Diego. A first amended complaint of said action was filed on February 9, 1999. The action arises from the lease to Solutioneering of a total of 2,193 prepaid phone card vending terminals (2,033 of which were shipped in 1997 - 1998) under a March 1, 1995 Master Lease Agreement and two amendments thereto (the "Agreement"). In the action, On-Point asserts that Solutioneering had breached the Agreement and has claimed damages of approximately $9 million. Solutioneering subsequently sought bankruptcy protection in 1999 and was liquidated by the bankruptcy court in mid-2000. The financing lender to Solutioneering raised a claim that it had a priority security interest ahead of On-Point to the leased machines based on their allegation that On-Point sold the machines to Solutioneering rather than leased the machines. Subsequent to the financing lender's assertion, On-Point and the financing lender entered into a settlement arrangement whereby the financing lender withdrew from claiming any rights to the machines in exchange for warrants to purchase up to 116,667 shares of On-Point's Common Stock at an exercise price of $3.75 per share for a three year period, subject to a minimum payment by On-Point of $50 thousand for the buy-back of warrants to purchase 16,667 shares. As a result of the liquidation of Solutioneering, On-Point's claim against them has been rendered mute, although On-Point is evaluating whether further claims should be pursued against the former management of Solutioneering. On-Point now has clear title to all of the machines it leased to Solutioneering and is in the process of retrieving and/or selling the machines. On-Point's net balance sheet carrying value of the Solutioneering leased machines at December 31, 2000 was approximately $1.8 million. Management expects to recover the assets and believes the underlying value of On-Point's equipment exceeds the carrying value on On-Point's books.

On January 23, 1996, On-Point's principal competitor, Interlott Technologies, Inc. ("ILI"), filed a civil action against On-Point in the Common Pleas Court of Hamilton County, Ohio. The action arose from an agreement in principle between Interlott Technologies, Inc. and On-Point, which was signed on March 23, 1995 regarding a proposed merger transaction. On-Point asserted a counterclaim against ILI seeking declaratory judgment with regard to certain aspects of the agreement, seeking to recover On-Point's own costs and expenses, and seeking compensatory damages from ILI for certain competition and torturous interference with business relations. The parties reached a full and complete settlement of this action on March 4, 1999 by the payment of On-Point of approximately $600,000, which had been previously accrued in the three years prior to December 31, 1998. No liability was admitted by either party pursuant to the settlement and the settlement had no material adverse effect on On-Point's results of operations.

EXECUTIVE COMPENSATION AGREEMENT On-Point has an employment agreement with its Chief Executive Officer (the "CEO") for a three-year term commencing January 9, 1996, which automatically extends annually for an additional year unless notice has otherwise been given by On-Point. As of December 31, 2000, the term expires on December 2002. While On-Point is committed under the agreement to provide for an annual base salary of at least $300 thousand, plus a bonus equal to 5% of the first million dollars of On-Point's pre-tax income and 7% thereafter, only $7 thousand and $138 thousand was paid to the CEO in salary in 2000 and 1999, respectively, and no bonuses were paid to the CEO in either year. The CEO waived all accrued bonuses and unpaid wages for those time periods. The amount of accrued wages waived amounted to $169 thousand in 1999 and $283 thousand in 2000.

The employment agreement with the CEO also provides for severance upon termination by On-Point without cause or termination by the CEO for "good reason," as defined, in the amount equal to the base salary the CEO would have earned during the 36 month period commencing on the date of termination plus three times the CEO's average annual bonus received over the prior three fiscal years. The CEO would also have the right to receive all other benefits that would have been received under his employment arrangement for that 36-month period. Further, all shares underlying outstanding stock options granted to the CEO would become fully exercisable for a period of 18 months after termination.

11. RELATED PARTY TRANSACTIONS

In January 1997, VSI was granted an additional warrant to purchase 83,333 shares of On-Point's Common Stock at a price of $2.16 per share pursuant to the extension of a loan with U.S.Mortgage Bankers Corp.(USMBC), a company wholly-owned by On-Point's CEO's half-brother.

12. SUBSEQUENT EVENT

On February 23, 2001, On-Point entered into a definitive agreement for the sale of those assets used in its existing lottery business, relating to the manufacture, sale, lease, and service of instant lottery ticket vending machines, including the assignment of On-Point's existing lottery contracts. In exchange, On-Point will receive up to $28.5 million, including cash of $13.5 million at closing (subject to adjustment if inventory and accounts receivable are greater than or less than $5 million), a deferred amount of up to $9 million, payable evenly, subject to adjustment, over five years, and an earn-out amount of up to $6 million tied to certain future revenues. In addition, at the closing, On-Point and Interlott will enter into a separate on-line technology agreement to market a proprietary design for an on-line activated instant lottery ticket. On-Point will retain its cash and all non-lottery related assets and continue to move forward with new market opportunities. The closing is subject to several conditions, including review and approval by On-Point's shareholders, other necessary consents and approvals, and customary closing conditions. Interlott has placed a nonrefundable $1.5 million deposit ,subject to certain conditions, with an escrow agent to secure the transaction.

                       ON-POINT TECHNOLOGY SYSTEMS, INC.
                  SPECIAL MEETING OF STOCKHOLDERS--MAY 4, 2001
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



    The undersigned hereby appoints Frederick Sandvick and John Olbrich or either one of them acting in the absence of the other, with full power of substitution or revocation, proxies for the undersigned, to vote at a Special Meeting of Stockholders of On-Point Technology Systems, Inc. (the "Company"), to be held at 3:00 p.m., local time, on Friday, May 4, 2001, at the offices of the Company, 1370 W. San Marcos Blvd., Suite 100, San Marcos, California 92069, and at any adjournment or adjournments thereof, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.


             (CONTINUED, AND TO BE DATED AND SIGNED ON OTHER SIDE)

(1) To approve the Asset Purchase Agreement dated February 23, 2001, between the Company and Interlott Technologies, Inc. and the transactions contemplated by the asset purchase agreement:

        FOR [  ]                    AGAINST [  ]                    ABSTAIN [  ]

(2) To approve an amendment to the Company's articles of incorporation to change the name of the Company to Global ePoint, Inc.:

        FOR [  ]                    AGAINST [  ]                    ABSTAIN [  ]


all as set forth in the Proxy Statement, dated April   , 2001.



    The shares represented by this proxy will be voted on Items 1 and 2 as directed by the stockholder, but if no direction is indicated, will be voted FOR Items 1 and 2.


    If you plan to attend the meeting please indicate below:

    I plan to attend the meeting [  ]


                                          Dated: _________, 2001


                                          --------------------------------------

                                          --------------------------------------


                                          (Signature(s))



                                      PLEASE SIGN EXACTLY AS NAME(S) APPEAR
                                      HEREON. WHEN SIGNING AS ATTORNEY,
                                      EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                      GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.
                                      PLEASE DATE, SIGN AND MAIL THIS PROXY IN
                                      THE ENCLOSED ENVELOPE, WHICH REQUIRES NO
                                      POSTAGE IF MAILED IN THE UNITED STATES.